Exhibit 10.3
________, 2008

Capital TEN Acquisition Corp.
116 Village Boulevard
Princeton, New Jersey 08540

Ladenburg Thalmann & Co. Inc.
4400 Biscayne Blvd., 14th Floor
Miami, Florida 33137

Re:	Initial Public Offering

Gentlemen:

Kevin P. O’Keefe (“O’Keefe”), the undersigned officer of Capital TEN Acquisition Corp. (“Company”), in consideration of Ladenburg Thalmann & Co. Inc. (“Ladenburg”) agreeing to underwrite an initial public offering of the securities of the Company (“IPO”) and embarking on the IPO process, hereby agrees as follows (certain capitalized terms used herein are defined in paragraph 15 hereof):

1. If the Company solicits approval of its stockholders of a Business Combination, O’Keefe will vote all Insider Shares beneficially owned by him in accordance with the majority of the votes cast by the holders of the IPO Shares.

2. In the event that the Company fails to consummate a Business Combination within 24 months from the effective date (“Effective Date”) of the registration statement relating to the IPO, O’Keefe will (i) cause the Trust Fund to be liquidated and distributed to the holders of IPO Shares and (ii) take all reasonable actions within his power to cause the Company to liquidate as soon as reasonably practicable. O’Keefe hereby waives any and all right, title, interest or claim of any kind in or to any distribution of the Trust Fund and any remaining net assets of the Company as a result of such liquidation with respect to the Insider Shares beneficially owned by him (“Claim”) and hereby waives any Claim O’Keefe may have in the future as a result of, or arising out of, any contracts or agreements with the Company and will not seek recourse against the Trust Fund for any reason whatsoever. In the event of the liquidation of the Trust Fund, O’Keefe hereby agrees to severally indemnify and hold harmless the Company against any and all loss, liability, claims, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) (“Indemnity Claim”) which the Company may become subject as a result of any claim by any vendor, service provider or financing provider for services rendered or products sold or contracted for, or by any target business, to the extent any such Indemnity Claim reduces the amount in the Trust Fund available for distribution to the Company’s stockholders, except (i) as to any claimed amounts owed to a third party who executed a legally enforceable waiver, or (ii) as to any claims under the Company’s indemnification obligations to the underwriters of the Company’s IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Capital TEN Acquisition Corp.
Ladenburg Thalmann & Co. Inc.
__________, 2008

3. In order to minimize potential conflicts of interest which may arise from multiple affiliations, O’Keefe agrees to present to the Company for its consideration, prior to presentation to any other person or entity, any suitable opportunity to acquire an operating business, until the earlier of the consummation by the Company of a Business Combination, the liquidation of the Company or until such time as O’Keefe ceases to be an officer or director of the Company, subject to any pre-existing fiduciary and contractual obligations O’Keefe might have.

4. O’Keefe acknowledges and agrees that the Company will not consummate any Business Combination which involves a company which is affiliated with any of the Insiders unless the Company obtains an opinion from an independent investment banking firm reasonably acceptable to Ladenburg that the business combination is fair to the Company’s stockholders from a financial perspective.

5. Neither O’Keefe, any member of the family of O’Keefe, nor any affiliate (“Affiliate”) of O’Keefe will be entitled to receive and will not accept any compensation for services rendered to the Company prior to or in connection with the consummation of the Business Combination; provided that commencing on the Effective Date, Capital TEN Partners, LLC (“Related Party”) shall be allowed to charge the Company $7,500 per month, to compensate it for certain general and administrative services including office space, utilities and secretarial support, as may be required by the Company from time to time. The Related Party and O’Keefe shall also be entitled to reimbursement from the Company for their out-of-pocket expenses incurred in connection with seeking and consummating a Business Combination.

6. Neither O’Keefe, any member of the family of O’Keefe, nor any Affiliate of O’Keefe will be entitled to receive or accept a finder’s fee or any other compensation in the event O’Keefe, any member of the family of O’Keefe or any Affiliate of O’Keefe originates a Business Combination.

7. O’Keefe will escrow all of the Insider Shares beneficially owned by him acquired prior to the IPO until one year after the consummation by the Company of a Business Combination subject to the terms of a Stock Escrow Agreement which the Company will enter into with O’Keefe and an escrow agent acceptable to the Company.

8. O’Keefe agrees to be the President, Chief Operating Officer and Secretary of the Company until the earlier of the consummation by the Company of a Business Combination or the liquidation of the Company. O’Keefe’s biographical information furnished to the Company and Ladenburg and attached hereto as Exhibit A is true and accurate in all respects, does not omit any material information with respect to O’Keefe’s background and contains all of the information required to be disclosed pursuant to Item 401 of Regulation S-K, promulgated under the Securities Act of 1933. O’Keefe’s Questionnaire furnished to the Company and Ladenburg and annexed as Exhibit B hereto is true and accurate in all respects. O’Keefe represents and warrants that:

(a) he is not subject to, or a respondent in, any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction;

Capital TEN Acquisition Corp.
Ladenburg Thalmann & Co. Inc.
__________, 2008

(b) he has never been convicted of or pleaded guilty to any crime (i) involving any fraud or (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and he is not currently a defendant in any such criminal proceeding; and

(c) he has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked.

9. O’Keefe has full right and power, without violating any agreement by which he is bound, to enter into this letter agreement and to serve as President, Chief Operating Officer and Secretary of the Company.

10. O’Keefe hereby waives his right to exercise conversion rights with respect to any shares of the Company’s common stock owned or to be owned by O’Keefe, directly or indirectly, and agrees that he will not seek conversion with respect to such shares in connection with any vote to approve a Business Combination.

11. O’Keefe hereby agrees to not propose, or vote in favor of, an amendment to the Company’s Certificate of Incorporation to extend the period of time in which the Company must consummate a Business Combination prior to its liquidation. This paragraph may not be modified or amended under any circumstances.

12. In the event that the Company does not consummate a Business Combination and must liquidate and its remaining net assets are insufficient to complete such liquidation, O’Keefe agrees to advance such funds necessary to complete such liquidation and agrees not to seek repayment for such expenses.

13. O’Keefe authorizes any employer, financial institution, or consumer credit reporting agency to release to Ladenburg and its legal representatives or agents (including any investigative search firm retained by Ladenburg) any information they may have about O’Keefe’s background and finances (“Information”). Neither Ladenburg nor its agents shall be violating O’Keefe’s right of privacy in any manner in requesting and obtaining the Information and O’Keefe hereby releases them from liability for any damage whatsoever in that connection.

Capital TEN Acquisition Corp.
Ladenburg Thalmann & Co. Inc.
__________, 2008

14. This letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. O’Keefe hereby (i) agrees that any action, proceeding or claim against him arising out of or relating in any way to this letter agreement (a “Proceeding”) shall be brought and enforced in the courts of the State of New York of the United States of America for the Southern District of New York and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive, and (ii) waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. If for any reason such agent is unable to act as such, O’Keefe will promptly notify the Company and Ladenburg and appoint a substitute agent acceptable to each of the Company and Ladenburg within 30 days and nothing in this letter will affect the right of either party to serve process in any other manner permitted by law.

15. As used herein, (i) a “Business Combination” shall mean an acquisition by merger, capital stock exchange, asset or stock acquisition, reorganization or otherwise, of an operating business; (ii) “Insiders” shall mean all officers, directors and stockholders of the Company immediately prior to the IPO; (iii) “Insider Shares” shall mean all of the shares of Common Stock of the Company acquired by an Insider prior to the IPO; (iv) “IPO Shares” shall mean the shares of Common Stock issued in the Company’s IPO; and (v) “Trust Fund” shall mean the trust fund into which a portion of the net proceeds of the Company’s IPO will be deposited.

Kevin P. O’Keefe

Signature

Exhibit A

Kevin P. O’Keefe has served as our President and Chief Operating Officer since our inception. Since May 2007, he has served as co-manager of Capital TEN Partners, LLC. From July 2006 until May 2007, Mr. O’Keefe was senior vice president-sales and marketing of Fabric 7 Inc., a computer server manufacturer. From December 2004 to July 2006, Mr. O’Keefe was sales director for Sun MicroSystems, Inc., (NASDAQ: JAVAD). From May through October 2004, he served as vice president of Trizetto Corporation, a provider of transaction services to the healthcare market. From April 2002 to its acquisition by Trizetto Corporation in May 2004, Mr. O’Keefe was chief executive officer of Diogenes, a software developer. From March 2000 to March 2002, he was senior vice president, sales and marketing of Nativeminds, a customer relations management software provider. Mr. O’Keefe was chief executive officer of MineShare, Inc., a business intelligence service provider, from September 1997 until it was sold in February 2000. From February 1997 to August 1997, Mr. O’Keefe was vice president, sales of ON Technology, a software developer. From January 1989 through December 1996, Mr. O’Keefe was employed by Stratus Computer, most recently as executive vice president. Mr. O’Keefe received a B.S. in economics from the University of Pennsylvania.